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                                                                    Exhibit 99.1


                            CONTACT: Darrell W. Crate
                                     Affiliated Managers Group, Inc.
                                     (617) 747-3300

                                     Christopher Long
                                     Friess Associates, LLC
                                     (302) 656-3017


                   AMG TO MAKE INVESTMENT IN FRIESS ASSOCIATES

BOSTON, MA, AUGUST 29, 2001 - Affiliated Managers Group, Inc. (NYSE: AMG), an asset management holding company, and Friess Associates, Inc. and Friess Associates of Delaware, Inc. (collectively "Friess Associates") announced today that they have reached a definitive agreement for AMG to acquire a majority equity interest in the business of Friess Associates.

Friess Associates is an investment advisor with approximately $7.1 billion in assets under management. The firm is best known as the advisor to the Brandywine Fund (BRWIX), and also advises two other growth equity mutual funds, in addition to advising separate accounts for charitable foundations, major corporations and high net worth individuals. Friess Associates manages growth equity accounts with a discipline that focuses on companies whose earnings are typically growing by at least 20% per year and whose stocks sell at reasonable price-to-earnings ratios. The firm was founded in 1974 by Foster and Lynn Friess, and is based in Greenville, Delaware, with offices in Wyoming and Arizona. Friess Associates has 76 employees, including 30 investment professionals.

"We are very pleased to form a partnership with Friess Associates and its excellent management team. Widely recognized as one of the leading growth equity managers in the industry, Friess Associates has an outstanding long-term investment record," said William J. Nutt, AMG's Chairman and Chief Executive Officer. "We have been very impressed by the firm's dedication to intensive investment research and focus on the growth of its clients' assets."

Sean M. Healey, AMG's President and Chief Operating Officer, also noted: "Friess Associates and its management have demonstrated a commitment to their growth equity discipline, which has led to outstanding long-term investment performance." Mr. Healey continued, "Our new partners at Friess have the research depth and product offerings to provide the capability for substantial growth in assets under management in the future. We look forward to working with Foster, Chief Investment Officer Bill D'Alonzo, and the other members of the Friess Associates team to help achieve that growth."


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AMG to Make Investment in Friess Associates
August 29, 2001
Page 2 of 3



Foster Friess, Founder of Friess Associates, commented, "Lynn and I are grateful for AMG's creative, thoughtful and intelligent partnership approach, which provides the opportunity to maintain our culture and autonomy and assures that I will still be involved a decade from now. By enabling us to maintain a significant financial interest along with our teammates through their new ownership in the company, AMG's approach provides us a wonderful alternative to `selling out'."

Bill D'Alonzo, Chief Investment Officer of Friess Associates, added, "Our partnership with AMG provides a unique opportunity and incentive to continue to build our business through broadened equity ownership in our firm. In talking to AMG's other Affiliates, we saw the benefits of this partnership firsthand, as their principals were enthusiastic about the encouragement and assistance AMG provides them in improving their service to their clients, but at the same time assuring their operating autonomy through a `hands-off' strategy."

AMG has agreed to purchase an initial 51% interest in limited liability companies which contain the business of Friess Associates, for approximately $247 million in cash, payable at closing. AMG and Friess Associates' management have agreed that AMG will purchase an additional 19% of Friess Associates in three years at a valuation based upon the then-current business. The remaining 30% of Friess Associates will be held by 11 members of Friess Associates' team, including Messrs. Friess and D'Alonzo. The transaction is expected to close upon receipt of customary approvals.

Following the transaction, Friess Associates' operations will remain unchanged and current management will continue to oversee the operations of the firm. Certain key members of management, including Mr. Friess and Mr. D'Alonzo, as well as senior investment managers Jon Fenn and John Ragard, will sign long-term employment agreements with the firm. Mr. Friess has arranged to donate a substantial portion of the transaction proceeds to charities, and will invest a significant amount of the remaining transaction proceeds in the three Brandywine Funds, where he currently holds all of his equity investments. As a result, Mr. Friess will be the largest shareholder in each Fund. Mr. D'Alonzo, who also holds his entire equity portfolio in the Funds, will also invest additional assets following the transaction.

AMG is an asset management company that addresses the succession and transition issues facing the principals of growing mid-sized investment management firms. AMG's strategy is to generate growth through the internal growth of its existing Affiliates, as well as through investments in new Affiliates. AMG's innovative transaction structure allows individual members of each Affiliate's management team to retain or receive significant direct ownership in their firm while maintaining operating autonomy. In addition, AMG provides centralized assistance to its Affiliates in strategic matters, marketing, distribution, product development and operations. AMG's affiliated investment management firms managed approximately $74 billion in assets at June 30, 2001, not including the pending investments in Friess Associates or Welch & Forbes.

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AMG to Make Investment in Friess Associates
August 29, 2001
Page 3 of 3



--------------------------------------------------------------------------------
CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN OR CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING CHANGES IN THE SECURITIES OR FINANCIAL MARKETS OR IN GENERAL ECONOMIC CONDITIONS, THE AVAILABILITY OF EQUITY AND DEBT FINANCING, COMPETITION FOR ACQUISITIONS OF INTERESTS IN INVESTMENT MANAGEMENT FIRMS, THE ABILITY TO COMPLETE PENDING ACQUISITIONS, THE INVESTMENT PERFORMANCE OF OUR AFFILIATES AND THEIR ABILITY TO EFFECTIVELY MARKET THEIR INVESTMENT STRATEGIES, AND OTHER RISKS DETAILED FROM TIME TO TIME IN AMG'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. REFERENCE IS HEREBY MADE TO THE "CAUTIONARY STATEMENTS" SET FORTH IN THE COMPANY'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000.

A TELECONFERENCE WILL BE HELD WITH AMG'S MANAGEMENT AT 11:00 A.M. EDT TODAY. PARTIES INTERESTED IN LISTENING TO THE TELECONFERENCE SHOULD DIAL 1-888-413-4411 (DOMESTIC CALLS) OR 1-703-871-3795 (INTERNATIONAL CALLS) STARTING AT 10:45 A.M. EDT. THOSE WISHING TO LISTEN TO THE TELECONFERENCE SHOULD DIAL THE APPROPRIATE NUMBER AT LEAST TEN MINUTES BEFORE THE CALL BEGINS. THE TELECONFERENCE WILL BE AVAILABLE FOR REPLAY FROM APPROXIMATELY ONE HOUR AFTER THE CONCLUSION OF THE CALL UNTIL 5:00 P.M. EDT ON WEDNESDAY, SEPTEMBER 5, 2001. TO ACCESS THE REPLAY, PLEASE DIAL 1-888-266-2086, PASS CODE 5488103. THE LIVE CALL AND THE REPLAY CAN ALSO BE ACCESSED VIA THE WEB AT www.amg.com.


                                      # # #

            FOR MORE INFORMATION ON AFFILIATED MANAGERS GROUP, INC.,
                   PLEASE VISIT AMG'S WEB SITE AT www.amg.com.